*clarke
willmott

Contract of Employment

(1) **Wejo Limited**

(2) **Sarah Larner**

Clarke Willmott LLP 2nd Floor 19 Spring Gardens Manchester M2 1FB UK
DX: 14351 switchboard 0845 209 1000 www.clarkewillmott.com

Contents

CONTRACT OF EMPLOYMENT

(including particulars of terms of employment required by the Employment Rights Act 1996)

(1) **EMPLOYER: Wejo Limited** (incorporated and registered in England and Wales under company number 08813730 whose registered office is at whose registered office is at Suite 2, First Floor, Chowley Court, Chowley Oak Business Park, Chester, CH3 9GA (**"the Company"**); and

(2) **EMPLOYEE: Sarah Larner** of [redacted]

1 Commencement of employment

1.1 Your employment with the Company begins on 20th April 2015 ("the Commencement Date") No period of employment with any previous employer will count as part of your period of continuous employment with the Company.

1.2 You will be required to complete a probationary period of 3 months from the date of commencement of employment. On satisfactory completion of the probationary period, your employment will be confirmed. If during the probationary period the Company is dissatisfied with your performance, your employment may be terminated in accordance with sub-clause 15.1 or, at the Company's absolute discretion the probationary period may be extended.

1.3 Your employment will be deemed to have commenced on the Commencement Date and will continue subject as follows unless and until the employment is terminated either by the Company giving you not less than one week written notice or by you giving to the Company not less than 1 months written notice to expire at any time.

2 Job Title and Duties

2.1 You are employed as a Senior Commercial Manager but you are expected, if necessary, to be willing to undertake other work of which you are capable and for which you have trained or will receive training from the Company.

2.2 You will report to the Head of Commercial: Fleet, Insurer Relationships & OEMs.

2.3 You will devote all of your time, attention and skill to the business of the Company and shall not undertake any additional work whether paid or unpaid for any other person, company, business entity or other organisation without the express permission of the Company.

3 Place of work

Your normal place of work will be at our Chowley offices near Tattenhall and on occasions you will be required to work out of our Wilmslow office and any other location within a 50 mile radius whether on a permanent or temporary basis. You may also be required to travel outside the UK from time to time in order to properly perform your duties.

4 Hours of work

4.1 Your normal days of work are Monday to Friday from 8.30 am to 5.30 pm inclusive with a 1 hour break for lunch at a time to be agreed with your line manager.

4.2 You will be required to work such additional hours as may be necessary for the proper performance of your duties (including at weekends), for which you will receive no additional payment.

4.3 You agree to waive your rights under the Working Time Regulations 1998 to a maximum weekly working time of 48 hours for each 7 days. Consequently, you agree that your working time may exceed 48 hours in any 7 day period. This agreement will apply indefinitely, but may be terminated by you giving to the Company three months' written notice prior written notice.

4.4 You will be required to work overtime when necessary. Where possible you will be given as much notice as possible when working overtime is required. However, the Company reserves the right to require you to work overtime with no prior warning according to the business needs of the Company.

4.5 The Company reserves the right to vary your normal hours of work at its discretion to meet business needs and/or improve operational efficiency.

5 Remuneration

Your basic salary will be £40,000 per annum (which will be calculated on a pro rata basis if you work part-time) and is payable monthly in arrears directly into a designated bank or building society account on or before the last working day of each month.

6 Bonus

6.1 The Company may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time.

6.2 Any bonus scheme cannot be guaranteed as a permanent or regular feature of your remuneration, shall be purely discretionary and shall not form part of your contractual remuneration under your contract. Any such scheme may be withdrawn or changed at any time at the Company's absolute discretion.

6.3 Payment of a bonus on one occasion shall not oblige the Company to make subsequent bonus payments.

6.4 Notwithstanding the fact that any such scheme is discretionary and subject to its specific terms from time to time in force, you will have no entitlement to be paid a bonus or pro-rata bonus in circumstances where;

- your employment terminates (for any reason) or you are under notice of termination (whether given by you or the Company) on or prior to the date when a bonus might otherwise have been payable; or
- on or prior to the date when a bonus/commission might otherwise have been payable you are issued with a disciplinary sanction of any kind.

6.5 Further, the Company reserves the right to withhold payment of any bonus if (although a disciplinary sanction has not yet been imposed) you are subject to a disciplinary investigation as at the date when a bonus would otherwise be payable, and to subsequently pay such bonus to you only in the event that the relevant disciplinary process concludes without any formal sanction being made against you.

To the extent that there is any conflict between the Bonus section of this statement of particulars and any relevant bonus scheme itself, this statement of particulars shall prevail.

7 Expenses

If you incur any reasonable expenses in the proper performance of your duties you will be reimbursed for these by the Company in accordance with the Company's current policy on expenses, a copy of which is contained within the Staff Handbook.

8 Pension

There is no pension scheme currently in force in relation to your employment

9 Telephone expenses

You may be provided with a mobile telephone and the Company will pay all rental costs in relation to the telephone and the cost of all reasonable call charges incurred in the proper performance of your duties. You must not use the telephone whilst driving.

10 Holidays and holiday pay

10.1 In addition to normal public holidays you are entitled to 25 working days paid holiday in each holiday year which runs from January to December. If you work part-time your holiday entitlement will be calculated on a pro-rata basis.

10.2 All holiday dates must be approved beforehand by the Company in advance. Holiday forms are available from your line Manager and must be submitted to the line manager at least 4 weeks before you wish to take holiday. The Company may refuse a particular holiday date if it conflicts with holiday times reserved by other employees or for other operational reasons. Unused holiday entitlement may not be carried forward to the next year without the written permission of the Company.

10.3 Where you are employed for part of a holiday year only, either on commencement or termination of your employment, you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year.

10.4 The Company reserves the right, at its sole discretion, to require you to take, or not to take all or part of any outstanding holiday during any notice period or period of garden leave.

10.5 On the termination of your employment, where you have taken more or less than your holiday entitlement as calculated above a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) your final gross pay calculated on a pro-rata basis by reference to the number of days holiday in respect of which such adjustment is made.

10.6 Holiday entitlement in excess of your entitlement under the Working Time Regulations 1998 will not accrue during continuous periods of sickness absence exceeding 40 working days.

11 Activities during your employment

You will not during your employment, except with the written consent of the Company, be directly or indirectly engaged, concerned or interested in any other trade, business or occupation whatsoever. Further, you must not during your employment except with the Company's written consent, introduce to any other competing business, orders for goods or services with which the Company is able to deal.

12 Sickness and sick pay

12.1 If you are absent from work due to illness or injury (or for any other reason) you must let the Company know by 9.30 am on your first day of absence and keep the Company regularly advised if you continue to be absent. You will be required to complete a self-certification form for all absences up to 7 days (including Saturdays and Sundays). This must be submitted to your line manager.

12.2 If you are absent for 7 or more consecutive days you must obtain a doctor's certificate and give or send it immediately to your line manager. You must obtain doctor's certificates to cover the duration of your absence.

12.3 If you fail to comply with the above procedures, you may also be disqualified from receiving Statutory Sick Pay ("SSP").

12.4 Subject to certain limits and conditions you may be entitled to receive SSP in respect of absences due to sickness or injury at the appropriate rate.

12.5 Your "qualifying days" for SSP purposes are Monday to Friday (inclusive).

12.6 If you are absent from work as a result of any injury or condition (physical and mental) for which a third party is liable (whether wholly or partially) then you are not entitled as of right to payment of your basic salary and contractual benefits. Any payments made by the Company to you shall in the circumstances envisaged by this clause be treated as an interest-free loan and you agree to include such payments in any claim made against the third party. If you succeed in recovering damages from the third party you will, within 7 days of receiving such damages, pay to the Company such part of the damages so recovered as compensate you for loss of your basic salary and contractual benefits due to your absence from work. However, you will not be required to repay more than the amount of the interest-free loan, and are not required to repay the interest-free loan or any part of it if no damages are recovered from the third party.

12.7 The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company's choice at any time (whether or not you are absent by reason of sickness or injury for the purposes of assessing your fitness to perform your duties) and you agree that the medical practitioner carrying out the examination may disclose to and discuss with the Company the results of the examination.

13 Confidentiality

13.1 You acknowledge that in the ordinary course your employment you will be exposed to information about the business of the Company and that of the Company's suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or to the general public and which if disclosed will be liable to cause significant harm to the Company.

13.2 You will not during your employment with the Company obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of information acquired by you in the course of your employment with the Company.

13.3 You will not either during your employment or after its termination, without limit in time, for any reason and in any manner use or divulge or communicate to any person, firm, company or organisation, any secret or confidential information or information concerning the organisation, its business, finances, transactions or affairs of the Company acquired or discovered by you during your employment, whether or not that information constitutes a trade secret (other than that within the public domain).

14 Disciplinary and grievance procedures

14.1 The Company's dismissal and disciplinary rules and procedures are set out in the staff handbook which are available from the CEO and do not form part of your contract of employment and conditions of employment. You are reminded to familiarise yourself with the rules and in particular, the examples of gross misconduct which entitle the Company to dismiss employees without notice.

14.2 Where disciplinary proceedings are taken against you, the Company reserves the right at its absolute discretion to impose upon you a disciplinary sanction such as transfer, demotion, loss of seniority, loss of increment whether or not the imposition of such a sanction results in reduction of your pay. Such a sanction may be imposed in addition to a warning issued under the Company's disciplinary rules and procedure or as an alternative to dismissal.

14.3 The Company reserves the right to suspend you on full pay for a reasonable period of time in order to investigate any allegation of misconduct or other disciplinary matter. During such a period of suspension, the Company may require you to stay away from your place of work and not to undertake some or all of your duties.

14.4 If you have a grievance about any aspect of your employment you should follow the grievance procedure set out in the staff handbook available from the CEO.

15 Termination

15.1 Subject to sub-clause 15.1 the Company can terminate your employment at any time by giving you 1 week notice or (if greater) 1 week for every completed year of continuous employment up to a maximum of 12 years' service and over.

15.2 You may terminate your employment at any time by giving the Company at least one month's written notice.

15.3 The Company reserves the right to terminate this contract immediately without giving the notice period referred to in sub-clause 15.1 by paying to you salary (less PAYE deductions) in lieu of the notice period or in lieu of the remainder of the notice period where at the Company's request you have worked for part of the notice period.

15.4 The Company has the right to terminate your employment without notice if you are in serious breach of the terms and conditions of your employment or in the case of gross misconduct.

15.5 The Company has the right to suspend you, on full pay, or in appropriate circumstances without pay in order to investigate any allegation of misconduct or any other circumstances which may give rise to a right to the Company to terminate your employment for such period as it thinks fit.

15.6 After notice of termination has been given either by you or by the Company, provided you continue to be paid and enjoy your full contractual benefits until your employment terminates, the Company may in its absolute discretion without breaking the terms of this statement, or giving rise to any claim against the Company, for all or part of the notice period;

15.6.1 exclude you from its premises;

15.6.2 require you to work from home and to undertake alternative work of a broadly similar nature to the work which you may be asked to perform under this Statement.

16 Activities on termination

16.1 For the purpose of this clause:

"Capacity" means agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

"Restricted Business" means those parts of the business of the Company with which you were involved to a material extent in the 12 months before Termination.

"Restricted Customer" means any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or in the habit of dealing with the Company and with whom you had contact in the course of your employment.

"Restricted Person" means anyone employed or engaged by the Company and who could materially damage the interests of the Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the 12 months before Termination in the course of your employment.

"Termination" means the termination of the Employee's employment with the Company howsoever caused.

16.2 In order to protect the confidential information and business connections of the Company to which you have access as a result of your employment, you covenant with the Company that your shall not:

16.2.1 for 3 months after Termination, solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

16.2.2 for 3 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Person;

16.2.3 for 3 months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

16.2.4 for 3 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

16.2.5 for 3 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

16.2.6 at any time after Termination, represent yourself as connected with the Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company.

16.3 None of the restrictions in clause 16.2 shall prevent you from:

16.3.1 holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

16.3.2 being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

16.4 The restrictions imposed on you by this clause 15 apply to you acting:

16.4.1 directly or indirectly; and

16.4.2 on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

16.5 The periods for which the restrictions in clause 16.2 apply shall be reduced by any period that you spend on garden leave immediately before Termination.

16.6 If you receive an offer to be involved in a business concern in any Capacity during your employment, or before the expiry of the last of the covenants in this clause 16, you shall give

the person making the offer a copy of this clause 16 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

16.7 If, at any time during your employment, two or more Restricted Persons have left their employment, Employment or engagement with the Company to perform Restricted Business for a business concern which is, or intends to be, in competition with any Restricted Business, you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern under which you will perform Restricted Business on behalf of that business concern.

16.8 The Company and you have entered into the restrictions in this clause 16 having been separately legally advised.

16.9 Each of the restrictions in this clause 16 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

16.10 If your employment is transferred to any firm, company, person or entity (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 16, protecting the confidential information, trade secrets and business connections of the New Employer.

17 Delivery of documents and property

On termination of this Contract for any reason (or earlier if requested) you will immediately deliver up to the Company all property (including but not limited to any Company car and property connected with any car provided under this Contract, hardware, documents and software, credit cards, mobile phone, keys and security passes) belonging to it in your possession or under your control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software. The Company may withhold any monies then owing to you in any respect pending you providing, if so requested, your written undertaking that you have complied with this obligation.

18 Deductions

You authorise the Company to deduct from your pay (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by you to the Company, including but without limitation, the balance outstanding of any loans (and interest where appropriate) advanced by the Company to you.

19 Rules, policies and procedures

19.1 You must comply at all times with the Company's rules, policies and procedures as amended from time to time.

19.2 Copies of all rules, policies and procedures are set out in the Staff Handbook.

19.3 For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the absolute discretion of the Company.

20 Notices

Any notices that you wish to serve on the Company must be addressed to the Company and left at its registered office or sent by first class post or by facsimile transmission or other form of electronic delivery to its registered office. Any notices that the Company wish to give to you will be served personally or sent by first class post or sent by facsimile transmission or other form of electronic delivery to your usual or last known place of residence in the UK. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

21 Data protection

21.1 You consent to the Company processing data relating to you for legal, personnel, administrative and management purposes and in particular to the processing of any **sensitive personal data** (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

21.1.1 information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

21.1.2 your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

21.1.3 in order to comply with legal requirements and obligations to third parties; and

21.2 The Company may make such information available to those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which you work, and as may be required by law.

21.3 You consent to the transfer of such information to any group company and the Company's business contacts outside the European Economic Area in order to further its business interests even where the country or territory in question does not maintain adequate data protection standards.

22 Equal opportunities

The Company is an equal opportunities employer. No breaches of the discrimination legislation on the part of any of its employees will be tolerated. Please see the equal opportunities section of the Staff Handbook which is non-contractual and for information purposes only.

23 Health and safety

The health and safety of all employees and of visitors to the Company premises are an important consideration. You have a legal duty to take reasonable care of your own health and safety and of others which may be affected by what you do or do not do.

24 IT/Telecommunication

You agree to adhere to any telecommunication, IT, e-mail and/or internet policy in place from time to time. The Company may at any time monitor or record your use of such communications systems (including telephone, fax, e-mail and internet use) and he consents to such monitoring and/or recording taking place.

25 Monitoring

You consent to the Company monitoring and recording any use that you make of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. You shall comply with any electronic communication systems policies that the Company may issue from time to time.

26 Third party rights

Unless expressly stated, the parties do not intend that this Contract should confer any right or benefit on any third party.

27 Collective agreements

There are no collective agreements directly affecting your terms and conditions of employment.

28 Miscellaneous

28.1 This Contract will be governed by and interpreted in accordance with the law of England and Wales.

28.2 The parties to this Contract submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Contract.

28.3 Any delay by the Company in exercising any of its rights under this Contract will not constitute a waiver of such rights.

28.4 You agree that the Company may vary any of the terms and conditions of your employment, at its absolute discretion on giving reasonable notice of any changes to you.

Signed on behalf of the Company by:

Richard Barlow

CEO/Founder

Date: 2nd March 2015

I understand and agree to the terms and conditions of my Contract of Employment as set out above.

Employee's signature:

Sarah Larner

Date: 24-3-15.